UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2012
___________________________

IMPERIAL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-7190	65-0854631
(Commission File No.)	(IRS Employer Identification No.)

1259 NW 21st Street
Pompano Beach, Florida 33069
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (954) 917-4114

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b) )
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c) )

ITEM 1.01.         ENTRY  INTO MATERIAL DEFINITIVE AGREEMENT

Agreement and Plan of Merger

On July 30, 2012, Imperial Industries, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Q.E.P. Co., Inc. (“QEP”) and a wholly-owned subsidiary of QEP (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of QEP. Execution of the Merger Agreement followed a determination by the Company’s Board of Directors (the “Board”) to accept and approve the terms of a negotiated Merger proposal. Consummation of the Merger requires the approval of the holders of a majority of the Company’s common stock. It is expected that a stockholders’ meeting to approve the Merger will be held in October 2012.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock of the Company’s 2,566,210 shares of common stock issued and outstanding will be converted into the right to receive $.30 per share in cash.

Each of the Company, QEP and Merger Sub has made customary representations and warranties in the Merger Agreement, and each has agreed to use its reasonable best efforts to consummate the Merger. The Company has also agreed to various covenants on the Merger Agreement, including among others, (i) to conduct its business in the ordinary course consistent with past practices during the period between the execution of the Merger Agreement and the Effective Time and (ii) to cause a special meeting of the Company’s stockholders to be held to consider the approval of the Merger Agreement.

Under the Merger Agreement, the Company is subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information and to participate in discussion with third parties regarding alternative acquisition proposals. Prior to the requisite stockholder approval of the Merger, the “no-shop” provision is subject to a customary “fiduciary-out” provision that allows the Company, under certain circumstances, to provide information and participate in discussion with parties with respect to an alternative acquisition proposal that the Board has determined is, or could reasonably be expected to result in a superior proposal as defined in the Merger Agreement. In addition, the Board may change its recommendation with respect to the Merger if the Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with the Board’s duty under applicable law.

Consummation of the Merger is subject to various conditions, including, but not limited to, (i) the affirmative vote by the holders of a majority of the outstanding shares of common stock, (ii) the absence of any law, injunction, judgment or ruling prohibiting the Merger, (iii) the accuracy of the representations and warranties made by the parties, (iv) the performance of the parties in all material respects of their covenants, obligations and agreements in the Merger Agreement, (v) the absence of an adverse material effect on the Company and (vi) certain other customary conditions.

The Merger Agreement contains certain termination rights for the Company and QEP. Upon termination of the Merger Agreement under certain specified circumstances, the Company will be required to pay QEP a termination fee of $38,500 together with out-of-pocket expenses up to $150,000 incurred by QEP and Merger Sub in connection with the transactions contemplated by the Merger Agreement.

In addition, subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by December 15, 2012, through no fault of the party seeking termination.

The Foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the Merger Agreement, of copy of which is attached hereto as Exhibit 10.6 and the terms of which are incorporated herein by reference.

Stockholder Support Agreement

As a condition of the Merger Agreement, QEP required that each member of the Board of Directors of the Company enter into a Stockholder Support Agreement with QEP in which they agree to vote the shares of the Company’s common stock they own in favor of the Merger at the Company’s upcoming stockholders’ meeting. The terms and conditions of the foregoing summary is qualified in its entirety to the Stockholder Support Agreement which is attached as Exhibit 10.7 hereto.

Bridge Loan

On June 18, 2012 the Company entered into a Bridge Loan and Security Agreement with QEP to provide the Company with a line of credit up to $500,000. The proceeds from the line of credit were to be used for the Company’s working capital needs and transaction costs necessary to effect a Merger with QEP. The line of credit is due and payable upon the earlier of (a) December 14, 2012 or (b) sixty (60) days following the date upon which the Company’s shareholder meeting is held to approve the Merger. (Please see Form 8-K dated June 18, 2012 Exhibits 10.4 and 10.5 for the complete details of this Agreement.)

A press release regarding the foregoing is attached hereto as Exhibit 99.1.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS.

(c)        Exhibits

Exhibit Number	Description

10.6	Agreement and Plan of Merger, dated as of July 30, 2012, between Imperial Industries, Inc., Q.E.P. Co., Inc. and Roberts Holding International, Inc.

10.7	Stockholder Support Agreement dated as of July 30, 2012, between Q.E.P. Co., Inc. and each of the directors of Imperial Industries, Inc.

99.1	Imperial Industries, Inc. press release dated July 31, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Imperial Industries, Inc.

Dated: July 31, 2012	By:	/s/ Howard L. Ehler, Jr.
Howard L. Ehler, Jr.
Principal Executive Officer/
Chief Operating Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.6	Agreement and Plan of Merger, dated as of July 30, 2012, between Imperial Industries, Inc., Q.E.P. Co., Inc. and Roberts Holding International, Inc.

10.7	Stockholder Support Agreement dated as of July 30, 2012, between Q.E.P. Co., Inc. and each of the directors of Imperial Industries, Inc.

99.1	Imperial Industries, Inc. press release dated July 31, 2012